Exhibit 10.2

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is entered into as of March 3, 2022 between STRONG STUDIOS, INC. (“Purchaser”), on the one hand, and Landmark Studio Group, LLC (“Seller”), on the other hand, with respect to the following feature length motion picture and episodic television/digital projects, as follows:

The Purchased Projects (The “Purchased Projects”):

●	Heartbeat
●	History of Gangster Rap
●	The Shadows in the Vineyard
●	Nights of the Living Dead
●	Midnightmares
●	Sports Confidential

The Seller Attached Projects: (The “Seller Attached Projects”):

●	It’s Not A Show
●	The Fix
●	Dysfunctional Pizza

The Retained Projects (The “Seller Retained Projects”):

●	Inside the Black Box (Season Two)

Each of the foregoing projects being herein referred to as a “Project” and collectively referred to as the “Projects”. Seller and Buyer are sometimes referred to herein as a “Party” or collectively as the “Parties”.

1. CONDITION PRECEDENT. The rights and obligations of the parties hereunder are conditioned upon and subject to: (a) each party’s full execution and delivery of this Agreement and all of the exhibits attached hereto (all of which are incorporated herein by this reference), including, without limitation, the Short Form Assignment in the form attached hereto as Exhibits “A through I” for each of the Projects, and (b) Purchaser’s approval of the chain-of-title and copyright status of all materials upon which each of the Projects are based (the chain of title upon full signature of this Agreement by both Seller and Purchaser shall be deemed approved solely for purposes of this condition precedent and without waiving or limiting any of Seller’s representations or warranties).

2. PURCHASED PROJECTS AND SELLER ATTACHED PROJECTS. Seller hereby irrevocable sells, assigns, transfers and conveys to Purchaser, its successors, licensees, and assigns, exclusively, in perpetuity and throughout the universe, on a quitclaim basis (all of Seller’s right, title and interest of every kind and nature whatsoever, to the extent Seller has such right, title and interest, in and to: (a)(i) each of the Purchased Projects and (ii) each of the Seller Attached Projects, subject to Paragraph 4 below; (b) all of the agreements listed on Schedule I and all other instruments, if any, under which Seller acquired any right, title or interest in or to each of the Purchased Projects and the Seller Attached Projects (“Underlying Agreements”); (c) all literary and dramatic material transferred by or created or written pursuant to the Underlying Agreements in connection with each of the Purchased Projects and the Seller Attached Projects (“Literary Materials”); and (d) all of Seller’s other rights and interests of every kind and nature in and to each of the Purchased Projects and the Seller Attached Projects and elements thereof or related thereto, including all development materials, copyrights, trademarks, titles, and including the right and any sequel, prequel, and/or remake of the Projects, or any derivative production thereto (including without limitation any theatrical or direct-to-video sequel, remake or prequel, and/or any television movie, television series production(s), stage production, or live television production based on the Projects) in any and all media now known or hereinafter devised and the right to exploit any and all allied, ancillary, and subsidiary rights thereto (including without limitation, merchandising, theme parks, video games, interactive rights, soundtrack, music publishing, and novelization) in connection with each of the Projects (“Other Rights”), and all such rights are expressly and exclusively granted and sold to Purchaser.

The items set forth in this Paragraph 2 and the Purchased Projects and the Seller Attached Projects are hereinafter referred to individually for each Project as the “Property” and collectively for all the Purchased Projects and Seller Attached Project as the “Properties.” Seller shall deliver to Purchaser upon the execution of this Agreement, originals (to the extent it has originals) and/or electronic copies of the Underlying Agreements, and copies of all of the Literary Materials and development materials for each of the Properties. All Properties, Literary Materials, Other Rights and development materials are sold subject to the Underlying Agreements.

3. PURCHASER ATTACHMENT / THE SELLER RETAINED PROJECTS.

In the event Seller develops a production in any media (e.g., a television/subscription video on demand (SVOD)/advertising-based video on demand (AVOD) production or series of television productions or limited series/mini-series, theatrical production, etc.) of the Seller Retained Projects (collectively referred to herein as “Subsequent Production(s)”), Purchaser shall be granted a first opportunity and the Purchaser Right of First Negotiation (defined below) to executive produce and produce such Subsequent Production(s) and to be engaged as the production services entity and producer of such Subsequent Productions(s) (the “Purchaser Subsequent Production Attachment”) on terms to be negotiated in good faith with Seller in accordance with the budget for such Subsequent Production and other customary industry parameters for similar productions.

The term “Purchaser Right of First Negotiation” means that if, Seller desires to develop and/or produce any Subsequent Production, then Seller shall by written notice notify Purchaser of such desire and immediately thereafter negotiate in good faith exclusively with Purchaser with respect to the Purchaser Subsequent Production Attachment (on terms to be negotiated in good faith in accordance with customary industry standards for comparable projects), and if, after the expiration of 30 days following such notice from Seller ( to Purchaser, no agreement has been reached, or if Purchaser elects not to render said services, Purchaser shall have no further rights, and Seller shall have no further obligations to Purchaser pertaining to such Subsequent Production pursuant to this Agreement. The Purchaser Right of First Negotiation shall be a rolling right provided, that Purchaser has been engaged as the production company of record on immediately preceding Subsequent Production of the Seller Retained Project.

4. SELLER ATTACHMENT / THE SELLER ATTACHED PROJECTS.

(a) Seller Right of First Negotiation for AVOD/FAST Rights: In the event Purchaser develops, finances, and/or produces any Seller Attached Projects, Purchased Projects and/or any derivative project thereto (e.g., spinoff, remake, sequel, prequel, television series, etc.) (each, a “Seller Attached Projects Production”), then solely to the extent Purchaser does not enter into an “all rights” sale or license of the worldwide distribution rights to such Seller Attached Products Production solely with Netflix, AmazonPrime, Hulu, , HBO+, or Disney+), Seller shall have the Seller Right of First Negotiation (defined below) to acquire the “AVOD” and “FAST” (as such are defined below) window and rights to reproduce, display, transmit, distribute, promote and otherwise exploit each Seller Attached Projects Production through advertiser supported video on demand (“AVOD”) and streaming via free advertiser supported television (“FAST”). Such AVOD/FAST distribution agreements (“AVOD/FAST Distribution Agreement”) shall provide, without limitation, that Purchaser shall be granted an exclusive AVOD/FAST window (which window for clarity shall include premiere rights or a premiere window) and that Seller shall pay Purchaser fifty percent (50%) of one hundred percent (100%) of the “Net Revenues” as defined below for such exploitations. “Gross Receipts” means all gross monies or other consideration received by or credited to or for the benefit of the distribution entity, currently Screen Media Ventures, LLC (“Screen Media”) and/or its in connection with the exploitation of each Seller Attached Projects Production, including without limitation from the sale of advertising inventory. “Net Revenues” shall mean all Gross Receipts less only all direct actual, out of pocket expenses actually paid in connection with the exploitation of such Seller Attached Projects Production, including, without limitation, hosting fees, platforms fees, ad serving fees, promotional and advertising expenses, and sales commission, to the extent customarily treated as distribution expenses under customary accounting procedures in the entertainment industry. In the event Purchaser enters into an “all rights” license as described above, upon the expiration of the term of such license the Seller Right of First Negotiation shall apply, unless Seller enters into an extension of the then-current license.

Each Seller Attached Projects Production shall be accounted for separately from any other Seller Attached Projects Production, and there shall be no cross collateralization between the Seller Attached Projects Productions. All other terms of the AVOD/FAST Distribution Agreement shall be negotiated in good faith in accordance with customary industry standards. For the avoidance of doubt, there will not be any minimum guarantees or advances payable in connection with the aforementioned AVOD/FAST rights.

(i) The term “Seller Right of First Negotiation” means that if, Purchaser desires to sell/license or otherwise exploit a Seller Attached Projects Production, then Purchaser shall by written notice notify Seller of such desire and immediately thereafter negotiate in good faith exclusively with Seller with respect to the licensing rights to the Seller Attached Projects Production as set forth above, and if, after the expiration of sixty (60) days following such notice from Purchaser to Seller, no agreement has been reached, or if Seller elects not to license such rights, Seller shall have no further rights, and Purchaser shall have no further obligations to Seller, pertaining to such Seller Attached Projects Production pursuant to this Agreement, except as set forth in Paragraph 4(b) below.

(b) Net Proceeds Participation: In the event Purchaser produces a Seller Attached Projects Production, Seller shall be entitled to a Net Proceeds Participation on such Seller Attached Projects Production as set forth in Paragraph 5(c) below.

5. CONSIDERATION. As consideration for the rights granted herein to Purchaser, Purchaser shall pay to Seller the following:

(a) Guaranteed Payment to Seller: As consideration for all of the rights granted, sold and assigned to Purchaser herein, Purchase shall pay to Seller the following sums: The flat sum of One Million Six Hundred and Seventy Thousand Dollars ($1,670,000), due and payable by Purchaser as stated below (the “Guaranteed Payment”). For clarity, Purchaser shall have the right, in its sole discretion, to prepay any or all of the foregoing payments.

(b) Payment Schedule for the Guaranteed Payment.

(i) Three Hundred Twenty Five Thousand Dollars ($325,000) upon execution of this Agreement (the “First Payment”);

(ii) Three Hundred Twenty Five Thousand Dollars ($325,000) on or before December 31, 2022;

(iii) Five Hundred Thousand Dollars ($500,000) to be paid on or before July 1, 2023; and

(iv) Five Hundred and Twenty Thousand Dollars ($520,000) to be paid on or before December 31, 2023.

(v) Notwithstanding anything to the contrary contained herein, in the event any Seller Attached Project Production is produced prior to the time the Guaranteed Amount is paid in full, then Purchaser shall pay Seller the greater of fifty thousand dollars ($50,000) and Thirty Seven and One Half percent (37.5%) of the producer fee, production company fee, executive producer fee or similar fee that is paid to Seller in connection therewith, and such amount shall be applied toward the Guaranteed Amount.

For clarity, the Guaranteed Payments set forth above for each Project includes consideration for, and satisfaction of, any and all of Seller’s “sunk costs” (e.g., any costs or expenses incurred by Seller in connection with any of the Purchased Projects and Seller Attached Projects, the Properties, and/or the Other Rights).

(c) Contingent Compensation: For each Seller Attached Projects Production, Seller shall be paid an amount equal to TEN PERCENT (10%) of the Net Proceeds (defined below).

(d) “Net Proceeds” shall be defined, computed and accounted for in accordance with the Purchaser’s best definition of net proceeds with respect to such Assigned Project and Seller Attached Project, as applicable, subject to good faith negotiation in accordance with customary industry and the Purchaser’s parameters in a most favored nations basis against other net proceeds participants (excluding financiers). Seller shall have all customary rights as a net proceeds participant pursuant to such definition, provided that Seller’s share of the Net Proceeds shall not be subject to any cross-collateralization with any other Project or production (e.g. there shall be no cross-collateralization among the Projects).

6. SELLER’S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants (which representations and warranties shall survive the termination of this Agreement) that:

(a) Seller has the full right and authority to enter into this Agreement.

(b) To the best of its knowledge there are no adverse claims nor is there pending or threatened litigation, arbitration, mediation or other adverse proceeding involving any of the Properties or any part or element thereof.

(c) Except as expressly stated herein Seller does not make any representation or warranty, express or implied, at law or in equity, including, without limitation, (i) with respect to merchantability or fitness for any particular purpose; (ii) with respect to any estimates, forecasts, projections or predictions or the accuracy of or omissions from any information or materials relating to the Property or any of the Projects that have been or hereafter are provided or made available to Purchaser, and all such other representations or warranties are expressly disclaimed, and Purchaser acknowledges that Purchaser is not relying and have not relied on any such disclaimed representations or warranties whatsoever. \

7. BUYERS REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants (which representations and warranties shall survive the termination of this Agreement) that:

(a) It has the right to enter into this Agreement;

(b) It will comply with all Underlying Agreements and all will fulfill all of its obligations hereunder

8. ASSUMPTION OF OBLIGATIONS. Purchaser hereby agrees to assume, carry out and faithfully perform each and all of the terms, covenants, conditions and other provisions contained in the Underlying Agreements and as otherwise required with respect to the Projects, including, without limitation, all payments, residuals, guild obligations, contingent compensation, and rights of first refusal from the date of this Agreement. Purchaser shall sign and deliver to Seller any documents reasonably required by Seller to evidence the assumption of such obligations, including, without limitation any required guild assumption agreements.

9. INDEMNIFICATION.

(a) Seller shall defend, indemnify and hold Purchaser and its parents, affiliates, subsidiaries, directors, officers, agents, employees, licensees, successors, and assigns (collectively, “Purchaser Indemnitees”) harmless from and against any third party claims, charges, damages, costs, expenses (including reasonable outside attorneys’ and accountant’s fees and disbursements), judgments, settlements, penalties, liabilities or losses of any kind or nature whatsoever (collectively, “Expenses”) arising out of or resulting from any breach of any of Seller’s warranties, representations or undertakings under any provision of this Agreement.

(b) Purchaser shall indemnify and hold Seller and its parents, affiliates, subsidiaries, directors, officers, agents, employees, licensees, successors, and assigns (collectively, “Seller Indemnitees”) harmless from and against any and all Expenses arising out of or resulting from any breach by Purchaser of its assumption of obligations contained herein or by reason of or resulting from any breach of any of Seller’s warranties, representations or undertakings under any provision of this Agreement; the development, production, distribution and/or other exploitation of a production produced by Purchaser based upon any of the Projects and/or ancillary rights therein, except to the extent such Expenses are subject to or covered by Seller’s indemnification obligations hereunder.

(c) If either a Seller Indemnitee or a Purchaser Indemnitee is entitled to indemnification hereunder (an “Indemnitee”), the Indemnitee will give the indemnifying party (“Indemnitor”) prompt written notice of the applicable claim (but any delay in notification will not relieve Indemnitor of its indemnification obligations under this Agreement except to the extent that such delay materially impairs Indemnitor’s ability to defend such claim). The Indemnitee will cooperate reasonably with Indemnitor and provide all information and assistance as Indemnitor may reasonably require in connection with the defense and settlement of such claim. Indemnitor will, at its own expense, control the defense and settlement of such claim, but Indemnitor may not, without the prior written approval of Indemnitee, enter into or acquiesce to any settlement that contains any admission of or stipulation to any guilt, fault, liability or wrongdoing on the part of any of the Indemnitee. In addition, the Indemnitee will have the right to participate, at their own expense and with counsel of their own choosing, in the defense of any claim, in which case Indemnitee will cooperate reasonably with the Indemnitor and provide all information and assistance as the Indemnitor may reasonably require in connection with the defense and settlement of such claim.

10. FURTHER INSTRUMENTS. Concurrently with execution of this Agreement Seller shall execute and deliver to Purchaser a Short Form Assignment in the form of Exhibit “A” attached hereto for each of the Properties. The parties hereto agree to sign and/or deliver to each other such further instruments as may reasonably be required to carry out or effectuate the purposes and intent of this Agreement.

11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Neither Seller nor Purchaser may assign or transfer this Agreement, in whole or in part, without the other party’s prior written consent, which consent shall not be unreasonably withheld.

Notwithstanding the foregoing, Seller may assign this Agreement to any entity controlling, controlled by or under common control with Seller; to a successor-in-interest in the event of a corporate reorganization, merger, or sale of all or substantially all of Sellers, equity securities, assets or business related to the subject matter of this Agreement without the prior approval of Purchaser provided that Seller shall provide written notice of such assignment to the Purchaser as soon as is reasonably practicable (e.g., without violating any contractual confidentiality obligations); and provided, further, that any such assignee assumes all obligations of Seller in this Agreement in full and in writing. Notwithstanding the foregoing, Purchaser may assign its rights and obligations hereunder without Seller’s consent to either an entity created for the purpose of financing the Picture and/or a single purpose production entity, provided that Purchaser remains primarily liable. Any purported assignment in violation of this Section shall be void ab initio and of no force or effect.

11. NO INJUNCTIVE RELIEF BY SELLER. Seller’s sole and exclusive remedy for Purchaser’s breach or cancellation of this Agreement, or any term hereof, shall be limited to the right to recover damages, if any, in one or more arbitration proceedings under Paragraph 13 hereof, and Seller irrevocably waives any right to seek and/or obtain rescission and/or equitable and/or injunctive relief.

12. NOTICES. All notices, payments and statements which either party is required, or may desire, to give to the other shall be given by addressing the same to the other at the address set forth below or at such other addresses as may be designated in writing by such party. All such notices shall be given by email during normal business hours (followed by a hard copy thereof by mail), personal delivery, or by mailing (in a postpaid, certified or registered wrapper) to the appropriate parties at the addresses set forth below. The effective date of said notices shall be the date of personal delivery or e-mailing thereof, or two (2) days after the postmark date if mailed in the United States and five (5) days if mailed outside the United States.

To Purchaser:	STRONG STUDIOS, INC.
4201 Congress Street, Suite 175
Charlotte, NC 28209
Attention: Mark Roberson, CEO, and David Ozer its President.

To Seller:	Landmark Studio Group, LLC
P.O. Box 700
Cos Cob, CT 06807
Attention: Lou Occhicone, SVP Business Affairs & Distribution
Email: locchicone@chickensoupforthesoul.com
Telephone: 203-861-4000

13. GOVERNING LAW/DISPUTE RESOLUTION. All controversies, claims or disputes between the parties to this Agreement arising out of or related to this Agreement or the interpretation, performance or breach thereof, including, but not limited to, alleged violations of state or federal statutory or common law rights or duties, and the determination of the scope or applicability of this agreement to arbitrate (“Dispute”), except as set forth in Paragraphs 13(b), and 13(c) below, shall be resolved according to the procedures set forth in Paragraph 13(a) which shall constitute the sole dispute resolution mechanism hereunder:

(a) Arbitration: All Disputes shall be submitted to final and binding arbitration. The arbitration shall be initiated and conducted according to either the JAMS Streamlined (for claims under USD$250,000) or the JAMS Comprehensive (for claims over USD$250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure, at the New York office of JAMS, or its successor (“JAMS”) in effect at the time the request for arbitration is made (the “Arbitration Rules”). The arbitration shall be conducted in New York, New York before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The arbitrator shall follow New York law and the Federal Rules of Evidence in adjudicating the Dispute. The parties waive the right to seek punitive damages and the arbitrator shall have no authority to award such damages. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Unless the parties agree otherwise, the neutral arbitrator and the members of any appeal panel shall be former or retired judges or justices of any New York state or federal court with experience in matters involving the entertainment industry. Judgment upon the award may be entered in any court of competent jurisdiction. The parties shall be responsible for payment of their own attorneys’ fees in connection with any proceedings under this Paragraph 13(a). In connection with any proceeding under this provision, the parties agree to take reasonable efforts, consistent with all applicable laws, rules and regulations, to preserve the confidentiality of information, documents, testimony and proceedings that relate to the arbitration and the Dispute.

(b) Other Matters: Any Dispute or part thereof, or any claim for a particular form of relief (not otherwise precluded by any other provision of this Agreement), that may not be arbitrated pursuant to applicable law may be heard only in a court of competent jurisdiction in New York, New York.

(c) Guild Arbitration: To the extent that an applicable guild agreement requires that a Dispute be resolved pursuant to such guild’s arbitration provisions, or expressly permits either party to elect such resolution and such party elects such resolution, such Dispute shall be resolved in accordance with the applicable guild’s arbitration provisions.

14. ENTIRE AGREEMENT. This Agreement and any attachments hereto contain the entire understanding of the parties hereto and replaces any and all former agreements, understandings and representations, and contains all of the terms, conditions, understandings and promises of the parties hereto, relating in any way to the subject hereof. This Agreement may not be modified except by a document signed by both parties. Seller shall sign Exhibit “A” (Short Form Assignment) for each Project which may be immediately filed by Purchaser with the U.S. Copyright Office.

15. RELATIONSHIP. This Agreement shall not constitute a joint venture or a partnership of any kind between the parties hereto.

16. DISCLOSURE. Each party agrees that the terms of this Agreement may be disclosed to 8any third party or publicly, without the consent of the other party, but only if required by applicable laws or regulations. Further, Seller agrees and consents that certain or all of the terms of this Agreement, including the Agreement itself, may be disclosed or filed, as determined by Purchaser in its sole discretion, to the extent it is either advisable, or if otherwise required by applicable law or regulation.

17. COUNTERPARTS. This Agreement may be signed in two or more counterparts, each of which will be deemed original and all of which together shall constitute one and the same agreement. Signatures delivered via facsimile or electronically via PDF, TIFF, JPEG, or the like shall have the same legal weight and effect as original signatures.

18. PUBLICITY/PRESS RELEASES. All publicity, paid advertisements, press notices, interviews and other information with respect to the Projects (except for the Seller Retained Projects) shall be under Purchaser’s sole control and Purchaser shall have the sole right to submit such Projects (and episodes thereof) for award nominations and consideration. Neither party may issue any publicity releases, public relations materials or advertisements concerning this Agreement, without the other party’s prior written approval. The foregoing shall not be deemed to prohibit Seller from issuing general publicity which incidentally mention the Projects, provided the Seller’s publicity is of a non-confidential nature. Notwithstanding the foregoing, the parties shall mutually approve the initial press release with regard to this Agreement and any distribution agreements with Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SELLER

LANDMARK STUDIOS GROUP, LLC

By:	/s/ William J. Rouhana Jr

Its:	Chairman

ACCEPTED BY AND AGREED TO:

STRONG STUDIOS, INC.

By:	/s/ Mark Roberson

Its:	CEO

BALLYNTYNE SRONG, INC., (the “Guarantor”) guarantees, absolutely and unconditionally, the full and timely payment of the Guaranteed Payment by Purchaser under this Agreement. The Guarantor’s liability under this guaranty is direct and immediate and is not conditioned upon the pursuit by Seller of any remedy it may have against Purchaser. This guaranty shall not be revocable at any time and is a continuing guaranty binding on the Guarantor and its successor and assigns, may be enforced by the Seller and its successor and assigns and shall not be discharged, affected, impaired or released by any insolvency, bankruptcy, reorganization, merger affiliation, liquidation, dissolution or similar proceeding. Guarantor may not assign this guaranty or delegate its obligation hereunder, provided, that Guarantor may, with Seller’s written consent, not to be unreasonably withheld, assign and delegate its obligations hereunder to Strong Global Entertainment Inc. at such time as the stock of Strong Global Entertainment Inc. is publicly traded on a major United States exchange (i.e., NYSE or NASDAQ), provided, that Guarantor shall remain secondarily liable if gross proceeds from Strong Global Entertainment Inc.’s initial public offering do not exceed Fifteen Million Dollars ($15,000,000).

CORPORATE PARENT

By:	/s/ Mark Roberson

Its:	CEO